Exhibit 10.3

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made as of [—], 2009 by and among LADDER CAPITAL REALTY FINANCE INC, a Maryland corporation (the “Company”), LADDER CAPITAL REALTY (TRS) INC, a Delaware corporation (the “TRS”), and LADDER CAPITAL REALTY FINANCE MANAGER LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”).

WHEREAS, the Company is a newly organized corporation that intends to elect and to qualify to be taxed as a REIT (as defined herein) for U.S. federal income tax purposes;

WHEREAS, the TRS is a wholly-owned subsidiary of the Company; and

WHEREAS, the Company, the TRS and each of the other Subsidiaries (as defined herein) desire to retain the Manager to provide certain management advisory services to them on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services upon the terms and conditions hereof.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1. Definitions. The following terms have the following meanings assigned to them:

(a) “Advisor” means Ladder Capital Finance LLC, a Delaware limited liability company.

(b) “Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer, general partner or employee of such Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.

(c) “Agreement” means this Management Agreement, as amended, restated or supplemented from time to time.

(d) “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 90 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided, that the same shall not have been vacated, set aside or stayed within such 90-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(e) “Base Management Fee” means a base management fee, calculated and payable (in cash) quarterly in arrears, in an amount equal to 1.50% per annum of Stockholders’ Equity.

(f) “Board of Directors” means the Board of Directors of the Company.

(g) “Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

(h) “CMBS” shall have the meaning set forth in Section 3(b) of this Agreement.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Common Stock” means the common stock, par value $0.01, of the Company.

(k) “Company” shall have the meaning set forth in the introductory paragraph of this Agreement.

(l) “Company Account” shall have the meaning set forth in Section 5 of this Agreement.

(m) “Company Indemnified Party” shall have the meaning set forth in Section 12(c) of this Agreement.

(n) “Company Percentage” shall have the meaning set forth in Section 8(d)(i) of this Agreement.

(o) “Concurrent Private Placement” means the shares of Common Stock to be sold by the Company in a private placement to an Affiliate of the Manager simultaneously with the Initial Public Offering.

(p) “Conditional Payment Period” shall have the meaning set forth in Section 9(a).

(q) “Core Earnings” means the net income (loss), computed in accordance with GAAP, excluding non-cash equity compensation expense, unrealized gains, losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount of Core Earnings will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges, in each case after discussions between the Manager and the Independent Directors and after approval by a majority of the Independent Directors.

(r) “Effective Termination Date” shall have the meaning set forth in Section 14(a) of this Agreement.

(s) “Excess Funds” shall have the meaning set forth in Section 2(o) of this Agreement.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Expenses” shall have the meaning set forth in Section 10 of this Agreement.

(v) “GAAP” means generally accepted accounting principles, as applied in the United States.

(w) “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(x) “Guidelines” shall have the meaning set forth in Section 2(b)(i) of this Agreement.

(y) “Indemnitee” shall have the meaning set forth in Section 12(c) of this Agreement.

(z) “Indemnitor” shall have the meaning set forth in Section 12(d) of this Agreement.

(aa) “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the NYSE’s corporate governance listing standards (or the rules of any other national securities exchange on which the Common Stock is listed).

(bb) “Initial Public Offering” means the Company’s sale of Common Stock to the public through underwriters pursuant to the Company’s Registration Statement on Form S-11 (File No. 333-160667).

(cc) “Initial Term” shall have the meaning set forth in Section 14(a) of this Agreement.

(dd) “Investment Advisory Agreement” means the Investment Advisory Agreement by and between the Manager and the Advisor, dated as of the date hereof, pursuant to which the Manager will be provided access to, among other things, the Advisor’s portfolio management, asset valuation, risk management and asset management services as well as administration services addressing legal, compliance, investor relations and information technologies.

(ee) “Investment Committee” means the Manager’s investment committee that will oversee the Company’s investment and financing strategies as well as compliance with the Company’s investment guidelines.

(ff) “Investment Company Act” means the Investment Company Act of 1940, as amended

(gg) “Investments” means the investments of the Company and the Subsidiaries.

(hh) “IPO Underwriting Agreement” means the Underwriting Agreement, dated [—], 2009, by and among the Company, the Manager and the underwriters of the Initial Public Offering.

(ii) “Last Appraiser” shall have the meaning set forth in Section 9(d) of this Agreement.

(jj) “LIBOR” means London Interbank Offered Rate.

(kk) “Manager” shall have the meaning set forth in the introductory paragraph of this Agreement.

(ll) “Manager Change of Control” means the occurrence of any of the following:

(i)	the sale, lease, transfer or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Manager, taken as a whole, to any Person other than the Advisor or any of its Affiliates; and

(ii)	the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Advisor and its Affiliates, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the voting capital interests of the Manager.

Manager Change of Control shall not include public offerings of the capital stock of the Manager or any assignment of this Agreement by the Manager as permitted hereby and in accordance with the terms hereof.

(mm) “Manager Conditional Payment” shall have the meaning set forth in Section 9(a).

(nn) “Manager Indemnified Party” shall have the meaning set forth in Section 12(b) of this Agreement.

(oo) “Manager Offering Payments” means [—].

(pp) “Monitoring Services” shall have the meaning set forth in Section 2(b) of this Agreement.

(qq) “Notice of Proposal to Negotiate” shall have the meaning set forth in Section 14(a) of this Agreement.

(rr) “NYSE” means the New York Stock Exchange, Inc.

(ss) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(tt) “Performance Hurdle Rate” shall have the meaning set forth in Section 9(a).

(uu) “Portfolio Management Services” shall have the meaning set forth in Section 2(b) of this Agreement.

(vv) “REIT” means a “real estate investment trust,” as defined under the Code.

(ww) “Renewal Term” shall have the meaning set forth in Section 14(a) of this Agreement.

(xx) “Risk and Underwriting Committee” means the risk and underwriting committee of the Board of Directors that reviews and evaluates the Company’s and the Subsidiaries’ risk management and processes and procedures relating to the underwriting of risks undertaken by the Company and the Subsidiaries.

(yy) “SEC” means the Securities and Exchange Commission.

(zz) “Securities Act” means the Securities Act of 1933, as amended.

(aaa) “Stockholders’ Equity” means:

(i)	the sum of

(a)	the net proceeds from all issuances of the Company’s equity securities since inception (allocated on a pro rata daily basis for such issuances during the calendar quarter of any such issuance), plus

(b)	the Company’s retained earnings at the end of the most recently completed calendar quarter (as determined in accordance with GAAP), adjusted to exclude any non-cash equity compensation expense incurred in current or prior periods,

(ii)	less

(a)	any amount that the Company pays for repurchases of its Common Stock since inception, any unrealized gains, losses and other non-cash items that have impacted Stockholders’ Equity as reported in the Company’s financial statements prepared in accordance with GAAP, and

(b)	one-time events pursuant to changes in GAAP and certain non-cash items not set forth in subclause (ii)(a) above, in each case after discussions between the Manager and the Company’s Independent Directors and approval by a majority of the Independent Directors.

(bbb) “Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; any limited liability company, the managing member of which is the Company or any subsidiary of the Company; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by the Company or any subsidiary of the Company.

(ccc) “Termination Fee” shall have the meaning set forth in Section 14(b) of this Agreement.

(ddd) “Termination Notice” shall have the meaning set forth in Section 14(a) of this Agreement.

(eee) “Treasury Regulations” means the regulations promulgated under the Code as amended from time to time.

(fff) “TRS” shall have the meaning set forth in the recitals of this Agreement.

(ggg) “TRS Percentage” shall have the meaning set forth in Section 8(e)(ii) of this Agreement.

(hhh) “Valuation Notice” shall have the meaning set forth in Section 9(d) of this Agreement.

(iii) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(jjj) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2. Appointment and Duties of the Manager.

(a) The Company, the TRS and each of the other Subsidiaries hereby appoints the Manager to manage the assets and day-to-day operations of the Company, the TRS and the other Subsidiaries, subject to the terms and conditions set forth in this Agreement and the supervision of, and such further limitations, as may be imposed from time to time by, the Board of Directors. The Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, except where a higher standard of care is specified in this Agreement, in which case such higher standard of care shall apply. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, in accordance with the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b) The Manager, in its capacity as manager of the assets and the day-to-day operations of the Company and the Subsidiaries, at all times will be subject to the supervision of the Board of Directors and will have only such functions and authority as the Company may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and the Subsidiaries and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company and the Subsidiaries as may be appropriate, including, without limitation:

(i) serving as the Company’s and the Subsidiaries’ consultant with respect to the periodic review of the investment guidelines and other parameters for the Investments, financing activities and operations, which review shall occur no less often than annually, any modification to which shall be approved by a majority of the Independent Directors (such guidelines as initially approved and attached hereto as Exhibit A, as the same may be modified, supplemented or waived with such approval, the “Guidelines”);

(ii) identifying, investigating, analyzing and selecting possible investment opportunities and originating, acquiring, financing, negotiating, monitoring, retaining, selling, restructuring or disposing of Investments consistent with the Guidelines;

(iii) with respect to prospective purchases, sales or exchanges of Investments, conducting negotiations on behalf of the Company and the Subsidiaries with sellers, purchasers, trustees, primary dealers, custodians, and brokers and, if applicable, their respective agents and representatives;

(iv) negotiating and entering into, on behalf of the Company and the Subsidiaries, repurchase agreements, credit agreements, resecuritizations, securitizations, warehouse facilities, bank credit facilities (including term loans and revolving facilities), credit finance agreements, agreements relating to borrowings under programs established by the U.S. government and/or any agencies thereof, commercial papers, interest rate swap agreements and other hedging instruments and all other agreements and engagements required for the Company and the Subsidiaries to conduct their business;

(v) engaging and supervising, on behalf of the Company and the Subsidiaries and at the expense of the Company and the Subsidiaries, independent contractors that provide investment banking, mortgage brokerage, securities brokerage, special servicing, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to the Company’s and the Subsidiaries’ operations, Investments or potential Investments;

(vi) advising us on, preparing, negotiating and entering into, on behalf of the Company and the Subsidiaries, applications and agreements relating to programs established by the U.S. government and/or any agencies thereof;

(vii) coordinating and managing operations of co-investment interests or joint ventures held by the Company and the Subsidiaries and conducting all matters with the co-investment partners or joint venture partners;

(viii) providing executive and administrative personnel, office space and office services required in rendering services to the Company and the Subsidiaries;

(ix) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company and the Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the services in respect of any equity incentive plans, the collection of revenues and the payment of the debts and obligations of the Company and the Subsidiaries and maintenance of appropriate computer services to perform such administrative functions;

(x) communicating on behalf of the Company and the Subsidiaries with the holders of any of their equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading exchanges or markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

(xi) counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xii) evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company and the Subsidiaries, consistent with such strategies as modified from time to time, with maintaining the Company’s qualification as a REIT and with the Guidelines;

(xiii) counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

(xiv) counseling the Company and the Subsidiaries regarding the maintenance of their exemptions from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;

(xv) furnishing reports and statistical and economic research to the Company and the Subsidiaries regarding their activities and services performed for the Company and the Subsidiaries by the Manager;

(xvi) monitoring the operating performance of Investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii) deploying and redeploying any moneys and securities of the Company and the Subsidiaries (including investing in short-term Investments pending the investment of other Investments, payment of fees, costs and expenses, or payment of dividends or distributions to securityholders and partners of the Company and the Subsidiaries) and advising the Company and the Subsidiaries as to their capital structure and capital raising;

(xviii) causing the Company and the Subsidiaries to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code and Treasury Regulations applicable to REITs and, if applicable, TRSs, and to conduct quarterly compliance reviews with respect thereto;

(xix) assisting the Company and the Subsidiaries to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx) assisting the Company and the Subsidiaries in complying with all regulatory requirements applicable to them with respect to their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required by any governmental body or agency under the Exchange Act or the Securities Act, or by the NYSE or other stock exchange requirements, as applicable;

(xxi) assisting the Company and the Subsidiaries in taking all necessary action to enable the Company and the Subsidiaries to make required tax filings and reports, including soliciting stockholders of the Company or interest holders in any Subsidiary for required information to the extent required by the provisions of the Code and Treasury Regulations applicable to REITs;

(xxii) placing, or arranging for the placement of, all orders pursuant to the Manager’s investment determinations for the Company and the Subsidiaries, either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxiii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlements or other proceedings or negotiations) on the Company’s and/or the

Subsidiaries’ behalf in which the Company and/or the Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxiv) using commercially reasonable efforts to cause expenses incurred by the Company and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxv) advising the Company and the Subsidiaries with respect to and structuring (1) long-term financing vehicles for their portfolio of assets and (2) the offering and selling of securities publicly or privately in connection with any such structured financing, in each case consistent with the Guidelines;

(xxvi) forming the Manager’s Investment Committee, which will prepare the Guidelines to be approved by the majority of the Independent Directors;

(xxvii) serving as the Company’s and the Subsidiaries’ consultant with respect to decisions regarding any financings, hedging activities or borrowings undertaken by the Company and/or the Subsidiaries, including (1) assisting the Company and/or the Subsidiaries in developing criteria for debt and equity financing that are specifically tailored to the Company’s and the Subsidiaries’ investment objectives, and (2) advising the Company and the Subsidiaries with respect to obtaining appropriate financing for the Investments;

(xxviii) providing the Company and the Subsidiaries with portfolio management;

(xxix) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s and the Subsidiaries’ business;

(xxx) performing such other services as may be required from time to time for the management and other activities relating to the assets, business and operations of the Company and the Subsidiaries as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxxi) using commercially reasonable efforts to cause the Company and the Subsidiaries to comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company and the Subsidiaries with respect to the Investments. Such services will include, but not be limited to, consulting with the Company and the Subsidiaries on the purchase and sale of, and other opportunities in connection with, the Company’s and the Subsidiaries’ portfolio of assets; the collection of information and the submission of reports pertaining to the Company’s and the Subsidiaries’ assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s and the Subsidiaries’ portfolio of assets; acting as liaison between the Company and the Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company and the Subsidiaries with respect to any activities provided by third parties. Such Monitoring Services will include, but not be limited to, negotiating servicing agreements; acting as a liaison between the servicers of the assets and the Company and the

Subsidiaries; review of servicers’ delinquency, foreclosure and other reports on assets; supervising claims filed under any insurance policies; and enforcing the obligation of any servicer to repurchase assets.

(c) For the period and on the terms and conditions set forth in this Agreement, each of the Company and the Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such credit finance, warehouse finance, securities repurchase and reverse repurchase agreements, bank credit facilities, credit agreements, agreements relating to borrowings under programs established by the U.S. government, commercial papers and arrangements, brokerage agreements, interest rate swap agreements, custodial agreements and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.

(d) The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of the Company and the Subsidiaries to provide credit analysis, risk management, property management, asset management, leasing, development and/or other services to the Company and the Subsidiaries (including, without limitation, Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company and the Subsidiaries; provided, that (i) any such agreements entered into with Affiliates of the Manager shall be (A) on terms no more favorable to such Affiliates than would be obtained from a third party on an arm’s-length basis and (B) to the extent the same do not fall within the provisions of the Guidelines, approved by a majority of the Independent Directors, (ii) with respect to Portfolio Management Services, (A) any such agreements shall be subject to the Company’s prior written approval and (B) the Manager shall remain liable for the performance of such Portfolio Management Services, and (iii) with respect to Monitoring Services, any such agreements shall be subject to the Company’s prior written approval.

(e) The Manager and the Advisor have entered into the Investment Advisory Agreement pursuant to which the Manager will have access to the personnel and resources of the Advisor in the implementation of the Company’s business strategy.

(f) To the extent that the Manager deems necessary or advisable, the Manager may, from time to time at the sole cost and expense of the Manager, propose to retain one or more additional entities for the provision of sub-advisory services to the Manager in addition to the advisory services provided to the Manager by the Advisor pursuant to the Investment Advisory Agreement in order to enable the Manager to provide the services to the Company and the Subsidiaries specified by this Agreement; provided that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company and the Subsidiaries, and (ii) shall be approved by a majority of the Independent Directors of the Company. The Company and the TRS hereby acknowledge and approve the terms of the Investment Advisory Agreement.

(g) The Manager may retain, for and on behalf and at the sole cost and expense of the Company and the Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company and the Subsidiaries. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or Affiliates. Except as otherwise provided herein, the Company and the Subsidiaries shall pay or reimburse the Manager or its Affiliates performing such services for the documented cost thereof; provided, that such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(h) The Manager may effect transactions by or through the agency of another person with it or its Affiliates which have an arrangement under which that party or its Affiliates will from time to time provide to or procure for the Manager and/or its Affiliates goods, services or other benefits (including, but not limited to, research and advisory services; economic and political analysis, including valuation and performance measurement; market analysis, data and quotation services; computer hardware and software incidental to the above goods and services; clearing and custodian services and investment related publications), the nature of which is such that provision can reasonably be expected to benefit the Company and the Subsidiaries as a whole and may contribute to an improvement in the performance of the Company and the Subsidiaries or the Manager or its Affiliates in providing services to the Company and the Subsidiaries on terms that no direct payment is made but instead the Manager and/or its Affiliates undertake to place business with that party.

(i) In executing portfolio transactions and selecting brokers or dealers, the Manager will use its best efforts to seek on behalf of the Company and the Subsidiaries the best overall terms available. In assessing the best overall terms available for any transaction, the Manager shall consider all factors that it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Manager may also consider whether such broker or dealer furnishes research and other information or services to the Manager.

(j) The Manager has no duty or obligation to seek in advance competitive bidding for the most favorable commission rate applicable to any particular purchase, sale or other transaction, or to select any broker-dealer on the basis of its purported or “posted” commission rate, but will endeavor to be aware of the current level of charges of eligible broker-dealers and to minimize the expense incurred for effecting purchases, sales and other transactions to the extent consistent with the interests and policies of the Company and the Subsidiaries. Although the Manager will generally seek competitive commission rates, it is not required to pay the lowest commission or commission equivalent, provided, that such decision is made in good faith to promote the best interests of the Company and the Subsidiaries.

(k) As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company and the Subsidiaries, prepare, or cause to be prepared, with respect to any Investment, reports and other information with respect to such Investment as may be reasonably requested by the Company.

(l) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company and the Subsidiaries, all reports, financial or otherwise, with respect to the Company and the Subsidiaries reasonably required by the Board of Directors in order for the Company and the Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency, including, but not limited to, the SEC, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s and the Subsidiaries’ books of account by a nationally recognized registered independent public accounting firm.

(m) The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s and the Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.

(n) The Manager shall establish an Investment Committee, which shall initially be comprised of a chief executive officer, president, chief financial officer and general counsel of the Company. The Investment Committee will meet periodically, as many times as necessary but no less than once every quarter, to discuss investment opportunities. The Investment Committee will periodically review the Company’s investment portfolio and its compliance with the Guidelines, and provide the Board of Directors an investment report at the end of each quarter in conjunction with its review of the quarterly results of the Company and the Subsidiaries. Investments must be approved as follows: (i) all Investments must be approved by the Investment Committee, (ii) any Investment in excess of 10% of the Company’s and the Subsidiaries’ equity but less than or equal to 20% of the Company’s and the Subsidiaries’ equity requires the approval of the Risk and Underwriting Committee of the Board of Directors acting by an 80% supermajority vote, and (iii) any Investment in excess of 20% of the Company’s and Subsidiaries’ requires the approval of the Board of Directors.

(o) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional money is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company and the Subsidiaries to terminate this Agreement pursuant to Section 16 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company and the Subsidiaries pursuant to Section 10 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company and the Subsidiaries to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company and the Subsidiaries under Section 14(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(p) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager at the Company’s and the Subsidiaries’ sole cost and expense.

Section 3. Devotion of Time; Additional Activities.

(a) The Manager and its Affiliates will provide the Company and the Subsidiaries with a management team, including a chief executive officer, a dedicated chief financial officer, and other appropriate support personnel, to provide the management services to be provided by the Manager to the Company and the Subsidiaries hereunder, the members of which team shall devote such portion of their time to the management of the Company and the Subsidiaries as is necessary and appropriate to enable the Company to operate its business, commensurate with the Company’s level of activity. The Manager is not obligated to dedicate any of its employees (other than the Chief Financial Officer of the Company) exclusively to the Company, nor is the Manager or its employees obligated to dedicate any specific portion of its or their time to the Company. The Company shall have the benefit of the Manager’s best judgment and effort in rendering services and, in furtherance of the foregoing, the Manager shall not undertake activities which, in its reasonable and good faith judgment, will adversely affect the performance of its obligations under this Agreement.

(b) The Manager agrees to offer the Company and the Subsidiaries the right to participate in all opportunities that the Manager determines are appropriate for the Company and the Subsidiaries in view of their objectives, policies and strategies, and other relevant factors, subject to the exception that the Company and the Subsidiaries might not participate in each such opportunity but will on an overall basis equitably participate with the Manager’s or its Affiliates’ current and future programs, funds, vehicles, managed accounts, ventures or other entities managed or owned by the Manager or its Affiliates in relevant opportunities. The Manager and its Affiliates have agreed that, until at least $300 million of the net proceeds of the IPO and the Concurrent Private Placement have been deployed by the Company and the Subsidiaries into investments in first mortgage loans, they will allocate to the Company at least two out of every three first mortgage loan opportunities that are identified as appropriate for the Company and the Subsidiaries. Thereafter, with respect to (i) first mortgage loan originations, and at all times with respect to loans other than first mortgage loan originations, the Manager and its Affiliates have agreed that they will allocate to the Company at least one of every two such investment opportunities they source and (ii) commercial mortgage-backed securities (“CMBS”), the Manager and its Affiliates have agreed that they will allocate CMBS greater than $5 million in alternating order among the Company and certain accounts managed by the Manager and its Affiliates.

(c) Nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, acquisitions of assets that meet the principal objectives of the Company), whether or not the objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or assets for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors, employees or personnel may be acting. When making decisions where a conflict of interest may arise, the Manager will endeavor to allocate acquisition and financing opportunities in a fair and equitable manner over time as between the Company and the Subsidiaries and the Manager’s other funds and clients. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to current and future programs, funds, vehicles, managed accounts, ventures or other entities managed or owned by the Manager or its Affiliates. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to any current and future programs, funds, vehicles, managed accounts, ventures or other entities managed or owned by the Manager or its Affiliates other than any fund or advisory account which contains only funds invested by the Manager, its Affiliates (and not any funds of any of their clients or customers) or their officers and directors.

(d) Managers, partners, officers, employees, personnel and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, partners, personnel, agents, nominees or signatories for the Company and/or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or the Subsidiaries, such persons shall use their respective titles in the Company or the Subsidiaries.

(e) Subject to Section 2(d), the Manager is authorized, for and on behalf, and at the sole cost and expense, of the Company and the Subsidiaries, to employ securities dealers for the purchase and sale of Investments as the Manager deems necessary or appropriate, in its sole discretion.

(f) The Company (including the Board of Directors) agrees to take, or cause to be taken, all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement on behalf of the Company in a timely manner or to deliver any financial statements or other reports with respect to the Company or any Subsidiary.

Section 4. Agency. The Manager shall act as agent of the Company and the Subsidiaries in making, acquiring, financing and disposing of Investments, disbursing and collecting the funds of the Company and the Subsidiaries, paying the debts and fulfilling the obligations of the Company and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries and handling, prosecuting and settling any claims of or against the Company and the Subsidiaries, the Board of Directors, holders of the Company’s securities or representatives or properties of the Company and the Subsidiaries.

Section 5. Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain as agent on behalf of the Company and the Subsidiaries one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

Section 6. Records; Confidentiality. The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon reasonable advance notice. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s and the Subsidiaries’ business; (iv) to governmental officials having jurisdiction over the Company or any Subsidiary; (v) in connection with any governmental or regulatory filings of the Company or any Subsidiary or disclosure or presentations to Company investors; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent such information is otherwise publicly available. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 6. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 7. Obligations of Manager; Restrictions.

(a) The Manager shall require each seller or transferor of Investments to the Company and the Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Investments.

(b) The Manager shall refrain from any action that, in its sole judgment made in good faith:

•	is not in compliance with the Guidelines;

•	would adversely and materially affect the qualification of the Company as a REIT under the Code;

•	would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act; or

•

would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments.

If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would be in contravention of the Guidelines or adversely and materially affect the qualification of the Company as a REIT, the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from registration under the Investment Company Act, or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, members, officers, stockholders, managers, personnel, employees and any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners, for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 12 of this Agreement.

(c) The Board of Directors shall periodically review the Guidelines and the Company’s portfolio of Investments but will not review each proposed Investment, except as otherwise provided herein. If a majority of the Independent Directors determines in their periodic review of transactions that a particular transaction does not comply with the Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed Investment.

(d) Neither the Company nor the Subsidiaries shall purchase or invest in any loan originated by the Manager or any Affiliate thereof or purchase or invest in any security structured or issued by an entity managed by the Manager or any Affiliate thereof, or invest in, acquire or sell any assets, or arrange financing from or provide financing to, any entity managed by the Manager or its Affiliates unless (i) the transaction is made in accordance with the Guidelines; (ii) the transaction is approved in advance by a majority of the Independent Directors; and (iii) the transaction is made in accordance with applicable laws.

(e) The Manager agrees to be bound by all policies and procedures, including the Company’s code of business conduct and ethics and other compliance and governance policies and procedures, applicable to the Manager and its officers, directors, members, managers and employees that are adopted by the Board of Directors from time to time, including those required under the Exchange Act or the Securities Act, or by the NYSE or other stock exchange requirements, as applicable, and to take, or cause to be taken, all actions reasonably required to cause its officers, directors, members, managers and employees, and any principals, officers or employees of its Affiliates (including the Advisor) who are involved in the business and affairs of the Company, to be bound by such policies and procedures to the extent applicable to such persons.

(f) The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company and the Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

(g) The Manager shall provide the Company with at least 30 days’ prior written notice of any proposed changes to its allocation policies, which notice shall set forth the proposed changes.

Section 8. Compensation.

(a) During the Initial Term and any Renewal Term (each as defined below), the Company and the TRS shall pay the Manager the Base Management Fee quarterly in arrears commencing with the quarter in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect). The Base Management Fee is payable independent of the performance of the Company, any of the Subsidiaries or the Investments.

(b) The Manager shall compute each installment of the Base Management Fee within 30 days after the end of the calendar quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment of the Base Management Fee shall thereafter, subject in any event to Section 14(a) of this Agreement, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Base Management Fee shown therein shall be due and payable in cash no later than the date which is five (5) Business Days after the date of delivery to the Board of Directors of such computations.

(c) The Base Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 14(a) of this Agreement.

(d) The Base Management Fee payable pursuant to Section 8(a) above, shall be payable by the TRS as follows:

(i) The Company shall pay the portion of the Base Management Fee determined by multiplying the Base Management Fee payable with respect to the relevant quarter by a fraction the numerator of which is the gross book value at the end of such quarter of the assets of the Company and its Subsidiaries other than the TRS and its Subsidiaries and the denominator of which is the gross book value at the end of such quarter of the assets of the Company and its Subsidiaries including the TRS and its Subsidiaries (the “Company Percentage”); and

(e) The TRS shall pay the portion of the Base Management Fee determined by multiplying the Base Management Fee for the relevant quarter by a fraction the numerator of which is the gross book value at the end of such quarter of the assets of the TRS and its Subsidiaries and the denominator of which is the gross book value at the end of such quarter of the assets of the Company and its Subsidiaries including the TRS and its Subsidiaries (the “TRS Percentage”).

(f) As a component of the Manager’s compensation, the Company may issue to personnel of the Manager stock-based compensation under the Company’s equity incentive plan.

Section 9. Conditional Payment. The Company acknowledges the obligation of the Manager to pay to the underwriters of the Initial Public Offering the Manager Offering Payments pursuant to Section 2(b) of the IPO Underwriting Agreement.

(a) The Company agrees to reimburse the Manager an amount (the “Manager Conditional Payment”) equal to the Manager Offering Payments if during any full four calendar quarter period during the 24 full calendar quarters after the closing of the Initial Public Offering (the “Conditional Payment Period”), the Company’s Core Earnings for such four-quarter period exceeds the product of: (1) the weighted average of the issue price per share of Common Stock of all of the Company’s public offerings of Common Stock (including the Initial Public Offering) multiplied by the weighted average number of shares of Common Stock outstanding (including, for the avoidance of doubt, any restricted shares of Common Stock or any shares of Common Stock underlying other awards granted under the Company’s equity incentive plan or future equity plans, if any) in the four-quarter period; and (2) 8% (such product of (1) and (2), the “Performance Hurdle Rate”).

(b) If the Manager Conditional Payment has not been made during the Conditional Payment Period, the Manager shall compute Core Earnings for each full four-quarter period within 45 days after the end of each fiscal quarter and shall promptly deliver such computation and the calculation of the Performance Hurdle Rate to the Board of Directors. In the event that the Performance Hurdle Rate has been met, the Company shall pay the Manager Conditional Payment in cash to the Manager no later than the date which is five (5) Business Days after the date of delivery to the Board of Directors of the applicable computation of Core Earnings and the calculation of the Performance Hurdle Rate.

(iii) In the event that the Termination Fee is payable to the Manager prior to the end of the Conditional Payment Period and the Manager Conditional Payment has not been paid, the Company shall pay the Manager Conditional Payment in cash to the Manager on the same date as the payment of the Termination Fee, irrespective of whether the Performance Hurdle Rate has been met.

Section 10. Expenses of the Company.

(a) The Company and the TRS shall pay all of the expenses of the Company and the Subsidiaries and shall reimburse the Manager for documented expenses of the Manager incurred on behalf of the Company and the Subsidiaries (collectively, the “Expenses”), excepting those expenses that are specifically the responsibility of the Manager as set forth in Sections 2 and 10(b) of this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company and the Subsidiaries shall be paid by the TRS and shall not be paid by the Manager or Affiliates of the Manager:

(i) expenses in connection with the IPO, the Concurrent Private Placement and transaction costs incident to the acquisition, disposition and financing of the Company’s and the Subsidiaries’ consumed and unconsumed Investments;

(ii) subject to Section 10(b) of this Agreement, costs of legal, tax, accounting, third party administrators for the establishment and maintenance of the books and records, consulting, auditing, administrative and other similar services rendered for the Company and the Subsidiaries by providers retained by the Manager or, if provided by the Manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(iii) the compensation and expenses of the Company’s directors (excluding those directors who are officers of the Manager) and the cost of liability insurance to indemnify the Company’s directors and officers;

(iv) costs associated with the establishment and maintenance of any of the Company’s or any Subsidiary’s credit facilities, other financing arrangements, indebtedness (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s or any Subsidiary’s securities offerings;

(v) expenses in connection with the application for, and participation in, programs established by the U.S. government;

(vi) expenses connected with communications to holders of the Company’s or any Subsidiary’s securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, and the costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the Company’s stockholders;

(vii) costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used by the Company and/or the Subsidiaries, provided, that the Company and the TRS shall only be responsible for a proportionate share of such expenses as determined by the Manager in good faith where such expenses were not incurred solely for the benefit of the Company and the Subsidiaries;

(viii) expenses incurred by managers, officers, personnel and agents of the Manager for travel solely on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an Investment or the establishment and maintenance of the Company’s or any Subsidiary’s credit facilities, other financing arrangements, indebtedness and borrowings under programs established by the U.S. government or agencies thereunder, and any of the Company’s or any of the Subsidiary’s future securities offerings, provided, that the Company and the TRS shall only be responsible for a proportionate share of such expenses as determined by the Manager in good faith where such expenses were not incurred solely for the benefit of the Company and the Subsidiaries;

(ix) costs and expenses incurred with respect to market information systems and publications, research publications, and materials and settlement, clearing and custodial fees and expenses, provided, that the Company and the TRS shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Company and the Subsidiaries;

(x) compensation and expenses of the Company’s custodian and transfer agent, if any;

(xi) the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xii) all taxes and license fees;

(xiii) all insurance costs incurred in connection with the operation of the Company’s and the Subsidiaries’ business, except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel;

(xiv) costs and expenses incurred in contracting with third parties;

(xv) all other costs and expenses relating to the business operations of the Company and the Subsidiaries, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Investments, including appraisal, reporting, audit and legal fees;

(xvi) expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company and the Subsidiaries or Investments separate from the office or offices of the Manager;

(xvii) expenses associated with a dedicated Chief Financial Officer and, if provided by the Manager, other dedicated personnel approved by a majority of the Independent Directors;

(xviii) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company’s or any Subsidiary’s securities, including, without limitation, in connection with any dividend reinvestment plan;

(xix) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director, partner, member or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such Person by any court or governmental agency;

(xx) all other expenses actually incurred by the Manager (except as described below) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

(b) Neither the Company nor any other Subsidiary shall have any obligation to reimburse the Manager or its Affiliates for the (x) salaries and other compensation of the Manager’s personnel who provide services to the Company under this Agreement except that, the Company shall reimburse the Manager for (1) the compensation paid to the Manager’s personnel serving as the Company’s dedicated Chief Financial Officer and, if provided by the Manager, a dedicated compliance officer and (2) personnel hired by the Manager, with the approval of a majority of the Independent Directors, who are dedicated exclusively to the Company or (y) any fee paid to the Advisor pursuant to, or cost or expense incurred in connection with, the Investment Advisory Agreement.

(c) In addition, the Company and the TRS will be required to pay the Company’s and the Subsidiaries’ pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the operations of the Company and the Subsidiaries. These expenses will be allocated between the Manager, on the one hand, and Company and the TRS, on the other hand, based on the ratio of the Company’s and the Subsidiaries’ proportion of gross assets compared to all remaining gross assets managed or held by the Manager or its Affiliates as calculated at each calendar quarter end. The Manager and the Company will modify this allocation methodology, subject to the Independent Directors’ approval, if the allocation becomes inequitable, based on significant leverage differences between the Company and the Manager’s other funds and clients.

(d) The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods. In the event that the IPO is consummated, the Company will reimburse the Manager for all organizational, formation and offering costs it has incurred on behalf of the Company and its Subsidiaries.

(e) The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

(f) The expense reimbursements payable by the Company and the TRS hereunder (other than any expenses that are clearly allocable (e.g., taxes) either to the Company and its Subsidiaries (other than the TRS and its Subsidiaries) on the one hand or to the TRS and its Subsidiaries on the other hand) shall be borne by each of them in accordance with the Company Percentage or the TRS Percentage, as applicable, with respect to the relevant quarter.

Section 11. Calculations of Expenses. The Manager shall prepare a statement documenting the Expenses of the Company and the Subsidiaries and the Expenses incurred by the Manager on behalf of the Company and the Subsidiaries during each calendar quarter, and shall deliver such statement to the Company within 30 days after the end of each calendar quarter. Expenses incurred by the Manager on behalf of the Company and the Subsidiaries shall be reimbursed by the Company to the Manager no later than the fifth (5th) Business Day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company and the Subsidiaries. The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement.

Section 12. Limits of the Manager’s Responsibility; Indemnification.

(a) The Manager assumes no responsibility under this Agreement other than to render the services specified under this Agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, its officers, stockholders, members, managers, directors, personnel, any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager will not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners for any acts or omissions by any such Person (including, without limitation, trade errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process), performed in accordance with and pursuant to this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction.

(b) The Company shall, to the full extent permitted by law, reimburse, indemnify and hold the Manager, its officers, stockholders, members, managers, directors, personnel, any Person controlling or controlled by the Manager and any Person providing sub-advisory services to the Manager, together with such Person’s managers, officers, directors and personnel (each a “Manager Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) in respect of or arising from any acts or omissions of such Manager Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting, as determined by a court or competent jurisdiction, such Manager Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement. In the event that any Manager Indemnified Party becomes involved in any capacity in any suit, action, proceeding or investigation in connection with any matter arising out of or in connection with the Manager’s duties hereunder, the Company will periodically reimburse such Manager Indemnified Party for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, however, that prior to any such advancement of expenses (i) such Manager Indemnified Party shall provide the Company with an undertaking to promptly repay to the Company the amount of any such expenses paid to it if it shall ultimately be determined that such Manager Indemnified Party is not entitled to be indemnified by the Company as herein provided in connection with such suit, action, proceeding or investigation, and (ii) the Manager Indemnified Party shall provide the Company with a written affirmation that such Manager Indemnified Party in good faith believes that it has met the standard of conduct necessary for indemnification hereunder; provided, further, however, that the failure for any reason of the Company to advance funds to any Manager Indemnified Party shall in no way affect such Manager Indemnified Party’s right to reimbursement of such costs if it is ultimately determined that such Manager Indemnified Party was entitled to indemnification pursuant to the terms hereof. Any Manager Indemnified Party entitled to indemnification from the Company hereunder shall seek recovery under any insurance policies by which such Manager Indemnified Party is covered and any Manager Indemnified Party shall obtain the written consent of the Company prior to entering into any compromise or settlement which would result in an obligation of the Company to indemnify such Manager Indemnified Party; provided, however, that the possibility of recovery under any such insurance policies shall not preclude a Manager Indemnified Party from seeking indemnification pursuant to this Section 12. If such Manager Indemnified Party shall actually recover any amounts under any applicable insurance policies, it shall offset the net proceeds so received against any amounts owed by the Company by reason of the indemnity provided hereunder or, if all such amounts shall have been paid by the Company in full prior to the actual receipt of such net insurance proceeds, it shall pay over such proceeds (up to the amount of indemnification paid by the Company to such Manager Indemnified Party) to the Company. If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of the Company or any Subsidiary and also of any other Person or entity for which the Manager Indemnified Party hereunder was then acting in a similar capacity, the amount of the indemnification to be provided by the Company and may be limited to the Company and the Subsidiaries’ proportionate share thereof if so determined by the Company in good faith.

(c) The Manager shall, to the full extent permitted by law, reimburse, indemnify and hold the Company (or any Subsidiary), its stockholders, directors, officers, personnel, agents and each other Person, if any, controlling the Company (each, a “Company Indemnified Party” and together with a Manager Indemnified Party, the “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) in respect of or arising from the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement or any claims by the Manager’s personnel relating to the terms and conditions of their employment by the Manager.

(d) The Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of the claim. In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

(e) The provisions of this Section 12 shall survive the expiration or earlier termination of this Agreement.

Section 13. No Joint Venture. Nothing in this Agreement shall be construed to make the Company and the Manager partners or joint venturers or impose any liability as such on either of them.

Section 14. Term; Termination.

(a) Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until December 31, 2012 (the “Initial Term”) and shall be automatically renewed for a one-year term each anniversary date thereafter (a “Renewal Term”) unless at least two-thirds of the Independent Directors agree that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company and the Subsidiaries or (ii) the determination that the compensation payable to the Manager under this Agreement is unfair; provided, that the Company shall not have the right to terminate this Agreement under clause (ii) above if the Manager agrees to continue to provide the services under this Agreement at a reduced fee that at least two-thirds of the Independent Directors determines to be fair pursuant to the procedure set forth below. If the Company elects not to renew this Agreement at the expiration of the Initial Term or any Renewal Term as set forth above, the Company shall deliver to the Manager prior written notice (the “Termination Notice”) of the Company’s intention not to renew this Agreement based upon the terms set forth in this Section 14(a) not less than 180 days prior to the expiration of the then existing term. If the Company so elects not to renew this Agreement, the Company shall designate the date (the “Effective Termination Date”), not less than 180 days from the date of the notice, on which the Manager shall cease to provide services under this Agreement, and this Agreement shall terminate on such date; provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than 45 days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company (represented by the Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement. If the Manager and at least two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Manager within 45 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager hereunder shall be the revised compensation then agreed upon by the parties to this Agreement. The Company, the TRS and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding same. In the event that the Company, the TRS and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such 45-day period, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) 10 days following the end of such 45-day period and (B) the Effective Termination Date originally set forth in the Termination Notice.

(b) In recognition of the upfront effort required by the Manager to structure and acquire the assets of the Company and the Subsidiaries and the commitment of resources by the Manager, in the event that this Agreement is terminated in accordance with the provisions of Section 14(a) or Section 16(b) of this Agreement, the Company shall pay, or cause the TRS to pay, to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to three times the average annual Base Management Fee paid to the Manager during the 24-month period immediately preceding the date of such termination, calculated as of the end of the most recently completed calendar quarter prior to the date of termination. The obligation of the Company to pay, or cause the TRS to pay, the Termination Fee shall survive the termination of this Agreement.

(c) No later than 180 days prior to the expiration of the Initial Term or Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay, or cause the TRS to pay, to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 14(c).

(d) If this Agreement is terminated pursuant to Section 14, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 6, 10, 11, 14(b), 16(b), and 17 of this Agreement. In addition, Sections 12 and 24 of this Agreement shall survive termination of this Agreement. In connection with any Termination, the Manager shall cooperate with the Company and the Subsidiaries with respect to the orderly transition of the duties hereunder to a new manager or an internal management team.

Section 15. Assignment.

(a) Except as set forth in Section 15(b) of this Agreement, this Agreement shall terminate automatically without payment of the Termination Fee in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the approval of a majority of the Independent Directors; provided, however, that no such approval shall be required in the case of an assignment by the Manager to an Affiliate of the Manager if such assignment does not require the Company’s approval under the Investment Advisers Act of 1940, as amended. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company and the TRS a counterpart of this Agreement naming such assignee as manager. This Agreement shall not be assigned by the Company and the TRS without the prior written consent of the Manager, except in the case of assignment by the Company and the TRS to another REIT (in the case of the Company) or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company and the TRS in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company and the TRS are bound under this Agreement.

(b) Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under this Agreement to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company and the TRS hereby consent to any such assignment and subcontracting. In addition, provided, that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement. In addition, the Manager may assign one or more of its duties under this Agreement to any of its Affiliates without the approval of the Company’s Independent Directors if such assignment does not require their approval under the Investment Advisers Act of 1940, as amended.

Section 16. Termination for Cause.

(a) The Company may terminate this Agreement, at any time, including during the Initial Term, effective upon at least 30 days’ prior written notice of termination from the Board of Directors of the Company to the Manager, without payment of any Termination Fee, if

•

Manager, its agents or its assignees materially breach any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice);

•	the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against the Company or any Subsidiary;

•	there is an event of any gross negligence on the part of the Manager in the performance of its duties under this Agreement;

•

there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, including an order for relief in an involuntary Bankruptcy case or the Manager authorizing or filing a voluntary Bankruptcy petition;

•

there is a Manager Change of Control and at least 75% of the Board of Directors reasonably determines in writing that such Manager Change of Control is materially detrimental to the Company and the Subsidiaries and will result in unsatisfactory performance by our Manager;

•	the Manager is convicted (including a plea of nolo contendere) of a felony; and

•	there is a dissolution of the Manager.

(b) The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 16(b).

(c) The Manager may terminate this Agreement, without payment of any Termination Fee, in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event. If the Manager terminates this Agreement pursuant to this Section 16(c), the Company shall not be required to pay the Termination Fee.

Section 17. Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 14, 15 or 16 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 14(a) or Section 16(b), the applicable Termination Fee. Upon such termination, the Manager shall forthwith:

(i) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(ii) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(iii) deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.

Section 18. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than 30 days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s securityholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 18. The Company shall indemnify the Manager and its officers, directors, personnel, managers, and officers and against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 18. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 12 of this Agreement.

Section 19. Representations and Warranties.

(a) The Company and the TRS hereby make the following representations and warranties to the Manager, all of which shall survive the execution and delivery of this Agreement:

(i) Each of the Company and the TRS is a corporation or limited partnership duly organized, validly existing and in good standing under the laws of the State of Maryland or the State of Delaware, as applicable, and each is, or shall be prior to the commencement of services hereunder, qualified to do business and in good standing in Maryland or Delaware, as applicable. Each of the Company and the TRS has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder.

(ii) The execution, delivery, and performance of this Agreement by each of the Company and the TRS have been duly authorized by all necessary action on the part of the Company and the TRS, respectively.

(iii) This Agreement constitutes a legal, valid, and binding agreement of each of the Company and the TRS, enforceable against each of the Company and the TRS in accordance with its terms, except as limited by Bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

(b) The Manager hereby makes the following representations and warranties to the Company and the TRS all of which shall survive the execution and delivery of this Agreement:

(i) The Manager is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware and is, or shall be prior to the commencement of services hereunder, qualified to do business and in good standing in Delaware. The Manager has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder, subject only to its qualifying to do business and obtaining all requisite permits and licenses required as a result of or relating to the nature or location of any of the assets or properties of the Company and the Subsidiaries (which it shall do promptly after being required to do so.)

(ii) The execution, delivery, and performance of this Agreement by the Manager have been duly authorized by all necessary action on the part of the Manager.

(iii) This Agreement constitutes a legal, valid, and binding agreement of the Manager enforceable against the Manager in accordance with its terms, except as limited by Bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

Section 20. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to the Company:

Ladder Capital Realty Finance Inc
600 Lexington Avenue, 23rd Floor
New York, New York 10022
Attention: Pamela McCormack

(b)	If to the TRS:

Ladder Capital Realty (TRS) Inc
600 Lexington Avenue, 23rd Floor
New York, New York 10022
Attention: Pamela McCormack

(c)	If to the Manager:

Ladder Capital Realty Finance Manager LLC
600 Lexington Avenue, 23rd Floor
New York, New York 10022
Attention: Pamela McCormack

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 20 for the giving of notice.

Section 21. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 22. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

Section 23. Amendments. Neither this Agreement, nor any terms hereof, may be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

Section 24. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY. EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT THE COURTS OF THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION IN CONNECTION WITH ANY ACTIONS OR PROCEEDINGS ARISING BETWEEN THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF SAID COURTS FOR ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN SAID COURTS.

Section 25. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 26. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

Section 27. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 28. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 29. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

LADDER CAPITAL REALTY FINANCE INC

By:
Name: Title:

LADDER CAPITAL REALTY (TRS) INC

By:
Name: Title:

LADDER CAPITAL REALTY FINANCE MANAGER, LLC

By:
Name: Title:

Exhibit A

Investment Guidelines

•	No investment will be made that would cause the Company to fail to qualify as a REIT for federal income tax purposes;

•	No investment will be made that would cause the Company to be regulated as an investment company under the Investment Company Act;

•	The Company’s portfolio will be predominantly in target assets;

•

At least a majority of the Company’s and the Subsidiaries’ assets (beginning with the 12-month anniversary of the completion of the IPO and the Concurrent Private Placement) will consist of first mortgage loans;

•	No Investment will be made in land loans or “ground up” or other construction loans; and

•

Until other appropriate uses can be identified, the Manager may invest the proceeds of the IPO and any future offerings in interest-bearing, short-term investments, including money market accounts and senior CMBS with short duration, that are consistent with the Company’s intention to qualify as a REIT.

Target Investments

•	First Mortgage Loans

•	Senior Participation Interests in First Mortgage Loans

•	CMBS

•	First Mortgage Loan Financing

•	B-Notes

•	Mezzanine Loans